EXHIBIT 10.1
[Letterhead of Newpark Resources, Inc.]
[Date]
[Executive Officer]
c/o Newpark Resources, Inc.
3850 North Causeway Blvd., Suite 1770
Metairie, LA 70002
Dear [Executive Officer]:
     As you know, Newpark Resources, Inc. (“Newpark") has initiated a formal search for a new Chief Executive Officer (“CEO”) to take office on or before January 1, 2006. You are a valuable executive, and the Board of Directors of Newpark has authorized the preparation and execution of this letter agreement (the “Agreement") to reinforce and encourage your attention and dedication to your duties while the search for a new CEO continues and after the new CEO joins Newpark.
     This letter (the “Agreement") sets forth the understanding between you and Newpark concerning the continuation of your employment in connection with a “Change of CEO” and the “Termination Benefit” you will receive if your employment with Newpark is terminated by Newpark without “Cause” during an “Employment Period,” as those terms are defined in this letter.
     1. Definitions. The following terms used in this Agreement shall have the following meanings: “Cause”, when used with reference to termination of the employment of Executive by Newpark for “Cause”, shall mean:
                  (a) the conviction of Executive for a felony or other crime involving fraud and/or moral turpitude;
                  (b) dishonesty, willful misconduct or material neglect, which neglect causes material harm to Newpark, of Executive with respect to Newpark or any of its subsidiaries;
                  (c) any intentional act on the part of Executive that causes material damage to Newpark and/or its subsidiaries’ reputation;
                  (d) appropriation (or an overt act attempting appropriation) of a material business opportunity of Newpark or its subsidiaries by Executive;
                  (e) misappropriation (or an overt act attempting misappropriation) of any funds of Newpark or its subsidiaries by Executive;
                  (f) the failure of Executive to follow the reasonable and lawful written instructions or policy of Newpark with respect to the services to be rendered and the manner of rendering such services by Executive, provided Executive has been given reasonable written notice thereof and opportunity to cure and no cure has been effected within a reasonable time after such notice; or

                  (g) the failure of Executive to perform or observe any of the material terms or conditions of Executive’s employment other than by reason of illness, injury or incapacity, provided Executive has been given reasonable written notice thereof and opportunity to cure and no cure has been effected within a reasonable time after such notice.
         1.2 “Change of CEO” shall mean the election of a CEO to replace James D. Cole, which shall be deemed effective when the replacement CEO starts to perform his or her duties as CEO.
         1.3 “Code” shall mean the Internal Revenue Code of 1986, as amended.
         1.4 “Disability” shall mean Executive’s full time absence from his duties with Newpark, as a result of incapacity due to physical or mental illness.
         1.5 “Disability Period” shall mean a period of 120 days commencing on the first day of a Disability occurring during an Employment Period.
         1.6 “Employment Period” shall mean a period commencing on the Start Date and ending three years later.
         1.7 “Executive” (or “you") shall mean the person to whom this letter is addressed.
         1.8 “Newpark” shall mean Newpark Resources, Inc., and its consolidated subsidiaries and any successor to its business and/or assets which assumes or becomes subject to this Agreement by operation of law or otherwise.
         1.9 “Start Date” means the date when a Change of CEO occurs.
         1.10 “Termination Benefit” shall mean the amount determined in accordance with paragraph (a) below, reduced as provided in paragraph (b) below, if applicable.
                  (a) The Termination Benefit shall be an amount equal to (i) one and one-half times Executive’s annual base salary for the fiscal year of Newpark in which the Change of CEO occurs plus (ii) one and one-half times the “Target Bonus” awards granted to Executive under the 2003 Executive Incentive Compensation Plan of Newpark (whether or not earned) for the fiscal year of Newpark in which the Change of CEO occurs.
                  (b) The Termination Benefit otherwise payable hereunder shall be reduced to the extent, if any, necessary to prevent (i) the sum of all amounts (whether pursuant to the Agreement or otherwise) that constitute “parachute payments” to Executive under Section 280G (or any successor section) of the Code, from exceeding (ii) One Dollar less than three times Executive’s “base amount”, as defined in said section of the Code. Newpark’s independent certified public accountants shall determine Executive’s “base amount” and the amounts that constitute “parachute payments” to Executive, and such determinations shall be final and binding on Newpark and Executive.

     2. Consideration; Termination During Employment Period.
         2.1 If your employment with Newpark is terminated during an Employment Period, subject to Section 2.2, Newpark shall pay you the Termination Benefit, unless such termination is (a) because of your death (b) because of your voluntary resignation within one and one-half years after the Start Date, (c) by Newpark because of your failure to resume full time performance of your duties after the end of a Disability Period, or (d) by Newpark for Cause. Subject to Section 2.2, the Termination Benefit shall be paid to you as follows: one-third of the Termination Benefit shall be paid to you on the first day of the calendar month (the “Payment Date”) immediately following the six-month anniversary of the date your employment terminated, and the balance of the Termination Benefit shall be paid to you in twelve equal monthly installments commencing on the first day of the calendar month following the Payment Date. For purposes of this Section 2.1, Executive shall not be deemed to have voluntarily resigned if Executive resigns following the occurrence after the Start Date of one or more of the following events:
                  (a) the assignment to Executive of duties inconsistent with Executive’s status prior to the Start Date as an officer of Newpark or a substantial change in the level of officer or officers to which Executive reports from the level of officer or officers to which Executive reported immediately prior to the Start Date;
                  (b) the elimination or reassignment of a majority of the duties and responsibilities that were assigned to Executive immediately prior to the Start Date;
                  (c) a reduction by Newpark in Executive’s annual base salary as in effect immediately prior to the Start Date; or
                  (d) the failure of Newpark to award Executive the opportunity to receive a performance bonus at an Incentive Award Opportunity level that is reasonably equivalent to the Incentive Award Opportunity level awarded to Executive for the year prior to the year in which the Start Date occurred.
         2.2 Conditions Precedent and Subsequent.
                  (a) As a condition precedent to Newpark’s obligation to pay the Termination Benefit to you, you shall have executed and delivered to Newpark, in form and substance reasonably satisfactory to Newpark, (i) an agreement, not limited as to time (“Confidentiality Agreement”), to maintain in confidence and to refrain from using in a manner adverse to Newpark all confidential information (“Confidential Information”) of Newpark, and (ii) an agreement (“Non-competition Agreement”) to refrain for a period of one and one-half years after the termination of your employment from engaging in activity competitive with Newpark with respect to the specific lines of business in which Newpark and its subsidiaries are engaged at the time your employment terminates. Such agreements shall be drafted in a manner consistent with the laws of the jurisdiction or jurisdictions in which they are intended to be enforced.
                  (b) Newpark shall be entitled to recover from you any damages it suffers as a result of your material breach of the Confidentiality Agreement or of any other agreement between you and Newpark relating to Confidential Information, including but not limited to recovery by offsetting its damages against unpaid installments of the Termination Benefit.

                  (c) If you materially breach the Non-competition Agreement, and such breach is continuing thirty (30) days after Newpark notifies you thereof, as its sole remedy for such breach, Newpark shall be excused from its obligation to pay the installments of the Termination Benefit that otherwise would be due and payable after the end of such thirty (30) day period.
         2.3 If your employment with Newpark is terminated by Newpark during an Employment Period for Cause, Newpark shall give you written notice of termination specifying the facts and circumstances constituting such Cause.
     3. Compensation Upon Termination or During Disability.
         3.1 During any Disability Period occurring during an Employment Period, you shall continue to receive your full base salary at the rate then in effect, unless and until your employment is terminated.
         3.2 If your employment is terminated by Newpark for Cause, Newpark shall pay you your full base salary at the rate then in effect through the date of termination, together with any severance pay, vacation pay and sick leave pay to which you are entitled in accordance with Newpark policy. Neither this provision nor any payment made by Newpark in accordance herewith shall constitute waiver of Newpark’s right to recover from you any damages caused by your conduct which constituted Cause for such termination and any similar conduct.
         3.3 If you become entitled to the Termination Benefit in accordance with Section 2.1, you shall receive, in addition to the Termination Benefit, your full base salary at the rate then in effect through the date of termination. The Termination Benefit and other benefits hereunder shall be in lieu of any severance pay, vacation pay and sick leave pay to which you would otherwise be entitled in accordance with Newpark policy, except that, if you are then entitled to termination benefits under another written agreement relating to a change in control of Newpark, you shall have the right, at your option, to elect in writing to receive either (a) the Termination Benefit and other benefits hereunder or (b) the termination benefits under that other agreement; but you may not receive the benefits under both agreements. If you do not notify Newpark of your election within thirty days after termination of your employment, you will receive the benefits under this Agreement and not under the other agreement.
         3.4 If you become entitled to the Termination Benefit in accordance with Section 2.1, all unexpired unexercised stock options (“Options”), if any, granted to you prior to termination of your employment under any stock option plan of Newpark or otherwise, shall become exercisable in full on the day preceding the date of termination, whether or not they would have been fully exercisable but for this provision, and shall remain exercisable for a period of one (1) year from the date of termination, whether or not they would remain exercisable for such period but for this provision.
         3.5 If you become entitled to the Termination Benefit in accordance with Section 2.1, you will remain a participant in the Company’s 2003 Long Term Incentive Plan (“LTIP”) with respect to share awards granted to you for the period of three consecutive years ending at the end of the year in which your employment terminates (the “Protected Period”), and such awards will vest to the extent, if any, that the performance criteria applicable to the Protected Period are met, or otherwise as provided in the LTIP, subject to and in accordance with the provisions of the original award agreements, provided that the termination of your employment before the end of the Protected

Period shall not affect the vesting of the awards as of the end of the Protected Period, notwithstanding any contrary provisions of the LTIP. Newpark shall promptly deliver to you all shares that vest in accordance with this Section. (Note: the shares awarded to you for all consecutive three year performance periods that end before the beginning of the year in which your employment terminates will have already vested or been forfeited, depending on whether the applicable performance criteria were met.)
         3.6 If you become entitled to the Termination Benefit in accordance with Section 2.1, Newpark shall continue for a period of one and one-half years following termination of your employment to provide you and your eligible dependents, based on the cost sharing arrangement between you and Newpark on the date of termination, with life insurance, medical and dental health benefits and disability coverage and benefits at least equal to those which would have been provided to you if your employment had not terminated. If termination of your employment in accordance with Section 2.1 is a “qualifying event,” within the meaning of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), that renders you and/or your dependents eligible for benefit continuation under COBRA, and you timely elect to take advantage of such benefit continuation, Newpark will pay the applicable COBRA premiums that become due and payable during the period covered by this Section; the payment of such premiums shall not in any way increase Newpark’s obligations hereunder or extend the applicable period of COBRA coverage to which you and your dependents are otherwise legally entitled. Notwithstanding the foregoing, if you become re-employed and are eligible to receive life insurance, medical and dental health benefits and disability coverage and benefits under another employer’s plans, Newpark’s obligations under this paragraph shall be reduced to the extent of any such coverage and benefits. You agree to promptly report any such coverage and benefits to Newpark. If you are ineligible under the terms of Newpark’s benefit plans or programs to continue to be so covered, Newpark shall provide you with substantially equivalent coverage through other sources or will reimburse you for the cost of obtaining such coverage and benefits.
         3.7 If you become entitled to the Termination Benefit in accordance with Section 2.1, Newpark shall assist you with outplacement services by paying, on your behalf, aggregate fees of not more than $10,000 to an executive outplacement service firm reasonably acceptable to you and Newpark.
         3.8 Except as provided in Section 3.6, you shall not be required to mitigate the amount of any Termination Benefit by seeking other employment or otherwise, nor shall the amount of any Termination Benefit be reduced by any compensation earned by you as the result of employment by another employer, or otherwise.
         3.9 Except as expressly provided otherwise herein, none of the provisions of this Agreement is intended to curtail or limit in any way any contractual rights which you may have under any plan in which you are eligible to participate or under any agreement binding on Newpark to which you are a party, and all such contractual rights shall survive the execution of this Agreement and any Change of CEO. The Termination Benefit shall not be considered compensation for any benefit calculation or other purpose under any retirement plan or other benefit plan maintained by Newpark.

     4. Successors; Binding Agreement.. This Agreement shall be binding on and inure to the benefit of Newpark and any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Newpark. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
     5. Termination of Agreement. Newpark may terminate this Agreement effective at any time after December 31, 2005, by written notice to you, if no Change of CEO has occurred prior to the giving of such notice. Once terminated, this Agreement shall have no further force or effect.
     6. Notices. All notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt. Notices to Newpark shall be directed to the attention of the Secretary of Newpark.
     7. Amendments; Waivers. No provision or term of this Agreement may be supplemented, amended, modified, waived or terminated except in a writing duly executed by all parties intended to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Failure of a party to insist on strict compliance with any of the terms and conditions of this Agreement shall not be deemed a waiver of any such terms and conditions.
     8. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all previous agreements, whether written or oral, relating to the same subject matter. All such previous agreements between the parties hereto are hereby terminated and shall have no further force or effect.
     9. Attorneys’ Fees. In any litigation relating to this Agreement, including litigation with respect to any instrument, document or agreement made under or in connection with this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees.
     10. Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware.
     11. Section 409A of the Code. Newpark shall have the right to amend this Agreement to comply with any provisions of Section 409A of the Internal Revenue Code, as amended or interpreted by the Internal Revenue Service from time to time, so long no such amendment adversely affects the rights of the Executive without his consent.
     If this letter correctly sets forth our understanding on the subject matter hereof, kindly sign and return to Newpark the enclosed copy of this letter, which will then constitute our Agreement on this subject.

NEWPARK RESOURCES, INC.
By:	James D. Cole
Chief Executive Officer

Agreed to this 10th day of August, 2005

Signature of Executive